Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP

ANNOUNCES DIVIDEND

HOUSTON – August 15, 2005 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that its Board of Directors declared a regular quarterly cash dividend in the amount of $0.045 per share of common stock. The dividend will be payable on October 17, 2005, to common shareholders of record at the close of business on October 3, 2005.

While Sanders Morris Harris Group intends to declare dividends in subsequent quarters, any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including general economic and business conditions, tax considerations, its strategic plans, its financial results and condition, its expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors the board considers relevant.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas. Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, The Edelmen Financial Center, Pinnacle Trust Co., Salient Partners, Select Sports Group and SMH Capital Advisors. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond SMHG’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the SMHG’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where SMHG does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of SMHG’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for SMHG’s service, and (12) litigation and securities law liabilities. Sanders Morris Harris Group does not undertake any obligation to update or revise any forward-looking statement.

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